UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 20, 2013

RED MOUNTAIN RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	000-54444 (Commission File Number)	27-1739487 (I.R.S. Employer Identification Number)
2515 McKinney Avenue, Suite 900 Dallas, Texas (Address of principal executive offices)		75201 (Zip Code)
(214) 871-0400 (Registrant’s telephone number, including area code) Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting on December 20, 2013 to (i) elect four directors to the Board to serve for a term of one year or until their respective successors are elected and qualified (“Proposal 1”), (ii) hold an advisory vote on executive compensation (“Proposal 2”), (iii) hold a vote on the frequency of the advisory vote on executive compensation (“Proposal 3”), (iv) to vote on granting discretionary authority to amend the Company’s articles of incorporation to effect a reverse stock split and authorized share reduction (“Proposal 4”), (v) to vote on a merger to effectuate a change of the Company’s state of incorporation from Florida to Texas (“Proposal 5”), and (vi) to ratify the appointment of Hein & Associates LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2014 (“Proposal 6”). For more information about the foregoing proposals, see the Company’s definitive proxy statement dated November 8, 2013.

The table below shows the final results of the voting at the Annual Meeting:

	Votes in Favor	Votes Withheld or Cast Against	Abstain	Broker Non-Votes
Proposal 1
Alan W. Barksdale	74,466,369	103,400	—	3,326,351
David M. Heikkinen	74,466,369	103,400	—	3,326,351
Richard Y. Roberts	74,466,369	103,400	—	3,326,351
Paul N. Vassilakos	74,464,259	105,510	—	3,326,351
Proposal 2	73,699,695	347,765	522,309	3,326,351
Proposal 4	73,929,402	178,558	461,809	3,326,351
Proposal 5	74,463,357	29,912	76,500	3,326,351
Proposal 6	77,565,845	1,740	328,535	3,326,351
	Every Year	Every 2 Years	Every 3 Years	Abstain
Proposal 3	8,786,087	659,846	63,969,604	1,154,232

The Company expects to complete the reverse stock split and redomicile into Texas on or about January 31, 2014.

Item 8.01 Other Events.

On December 20, 2013, the Company issued a press release announcing the declaration of a quarterly cash dividend payment on the Company’s 10.0% Series A Cumulative Redeemable Preferred Stock of $0.625 per share. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
99.1	Red Mountain Resources, Inc. Press Release, dated December 20, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: December 20, 2013	RED MOUNTAIN RESOURCES, INC.

	By:	/s/ Alan W. Barksdale
	Name:	Alan W. Barksdale
	Title:	Chief Executive Officer